Exhibit 10.18

November 30, 2011

Bruce Posey

Re:          IntelePeer Employment Offer

Dear Bruce,

We are pleased to confirm an offer of employment with IntelePeer, Inc. for the position of Senior Vice President and Corporate General Counsel.  In this capacity you will have responsibility for providing the senior management team with legal counseling on strategic and major business initiatives and decisions of importance to the company.  In addition, you will:

•                  Oversee the contracting process and contracts group

•                  Oversee the inside regulatory attorney, Kristin Manwarren and provide oversight of the outside regulatory attorneys while managing IntelePeer’s FCC and state-level telecommunications regulatory compliance

•                  Take charge of the company’s intellectual property portfolio

•                  Lead the preparation of all SEC filings and interface with the SEC and NASDAQ

•                  Manage IntelePeer’s corporate governance, including board and committee administration and meetings, formal corporate records, and an ethics and compliance program

•                  Direct the company’s litigation to include the selection of outside counsel and managing the quality and cost of their services

Specific position assignments, work schedule, goals and responsibilities will be defined during your first 30 days of employment.

Your start date will be on Thursday, December 15, 2011.  As a member of our executive management team, you will report to Frank Fawzi, the Chairman & Chief Executive Officer and maintain your day-to-day business operations from our San Mateo office located at 2855 Campus Drive, Suite 200, San Mateo, CA  94403.  All reasonable business, travel, office and entertainment expenses will be reimbursed as per the IntelePeer travel policy.

Our offer of employment includes:

A] Base Compensation: Upon your start date with IntelePeer, you will be compensated at a rate of $20,000.00 per month, $240,000 annually, less applicable withholding.

B] Annual Performance Bonus:  Beginning on January 1, 2012 you will be eligible for an annual end of year performance bonus of up to 50% of your base annual salary at the

IntelePeer, Inc., 2855 Campus Drive, Suite 200, San Mateo, CA 94403  USA

Tel: 650.525.9200   Fax: 650.287.2628   Web: www.intelepeer.com

time such bonus is declared based on: a) overall Company achievement as determined by the Company’s Board of Directors, and b) achievement of TBD individual performance goals to be mutually agreed upon during the first 60 days of 2012.

C] Equity:  You will be eligible, subject to the approval by the Board of Directors at their sole discretion, to be granted a non-qualified stock option with a 10-year expiration for 100,000 shares of IntelePeer, Inc. common stock at a strike price equal to the then fair market value of IntelePeer, Inc. common shares.  Immediately upon completion of twelve (12) months of continuous employment with IntelePeer, 25% of such option will become vested.  Beginning with the thirteenth (13th) month of continuous employment and for each subsequent month of continuous employment with IntelePeer, Inc., one forty-eighth (1/48th) of the option will become vested.  On the fourth anniversary of your start date, 100% of such option will be fully vested.

The IntelePeer, Inc. standard employee stock option agreement will be provided to you and executed.

D] Additional Benefits:  You will be entitled to three weeks paid vacation per year and participation in IntelePeer, Inc.’s healthcare, dental, vision, life insurance and 401k plans.

E] At Will Employment: Your employment with IntelePeer, Inc. is “at-will” and is subject to at-will employment laws in effect in the state of California.

F] Non-Disclosure, Invention Assignment, Non-Competition, and Non-Solicitation Agreement:  Your employment with IntelePeer is subject to your execution of the standard IntelePeer Non-Disclosure, Invention Assignment, Non-Competition, and Non-Solicitation Agreement.

If you are in agreement with the terms and conditions of this offer letter, please so indicate by signing and returning the enclosed copy.

Our offer expires at 5pm PDT on Monday, December 5, 2011.

Sincerely,

/s/ Frank Fawzi

Frank Fawzi
Chairman and Chief Executive Officer

Agreed and effective the 1st day of December, 2011

/s/ Bruce Posey
Bruce Posey